Exhibit 11


                 Boise Cascade Office Products Corporation
                     Computation of Per Share Earnings



                                            September 30
                                      Three              Nine
                                   Months Ended      Months Ended
                                   1996     1995     1996     1995
                                       (expressed in thousands,
                                  except per-common-share amounts)

Income per common share          $   .19  $   .20  $   .66  $   .46
  Average shares                  62,450   61,570   62,372   61,449(1)

Primary earnings per share       $   .19  $   .20  $   .65  $   .46
  Average shares                  63,076   61,608   63,103   61,462(1)

Fully diluted earnings per share $   .19  $   .20  $   .65  $   .46
  Average shares                  63,101   61,623   63,129   61,467(1)



(1) Pro forma shares.